EXHIBIT 99.1

Psychemedics Corporation Reports First Quarter 2023 Financial Results and Declares Cash Dividend

ACTON, Mass., May 09, 2023 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), the world’s largest provider of hair testing for drugs of abuse, today announced financial results for the first quarter ended March 31, 2023, and the declaration of a cash dividend of $0.07 per share to be paid on June 8, 2023, to shareholders of record as of May 25, 2023.

The Company’s revenue for the quarter ended March 31, 2023, was $5.9 million versus $6.5 million for the quarter ended March 31, 2022, a decrease of 10%. Net loss for the quarter ended March 31, 2023, was $(384,000) or $(0.07) per diluted share, versus net income of $39,000 or $0.01 per diluted share, for the comparable period last year.

The first quarter of 2023 continued to be challenging due to the ongoing negative impact of major economic forces. The labor shortage continued, having an adverse impact on our clients’ use of hair testing in hiring. In addition, inflationary pressures persisted throughout the quarter. Oil & Gas, Railroad and School market segments recorded solid performances. Revenues were aided by the growth in add-on tests for fentanyl and benzodiazepines, as well as by our Q4 2022 price increase.

Despite the shortfall in revenues, and the inflationary pressures, gross margin came in at 38%, flat with Q1 2022, aided substantially by cost reductions implemented in Q4 2022.

The Company had approximately $4.4 million of cash as of March 31, 2023. The total equipment financing outstanding was $0.5 million as of March 31, 2023.

The Board has declared a cash dividend of $0.07 per share. The Board will continue to evaluate the dividend as it moves forward.

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, receivables collection dates, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, and strategic alternatives, may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited changes in U.S. and foreign government regulations, including but not limited to FDA regulations, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, including acceptance by the court of our wage/break settlement arrangement, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above, plus current and anticipated cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

William Norris
Controller
(978) 206-8220
WilliamN@psychemedics.com

Psychemedics Corporation Consolidated Statements of Operations (in thousands, except per share amounts) (UNAUDITED)

	Three Months Ended
	March 31,
		2023	2022

Revenues		$5,859	$6,508
Cost of revenues		3,654	4,067
Gross profit		2,205	2,441

Operating Expenses:
General & administrative		1,646	1,327
Marketing & selling		789	806
Research & development		298	318
Total Operating Expenses		2,733	2,451

Operating loss		(528)	(10)
Other (expense) income, net		(5)	66

Net (loss) income before (benefit from) provision for income taxes		(533)	56

(Benefit from) provision for income taxes		(149)	17

Net (loss) income	$	(384)	$39

Diluted net (loss) income per share		$(0.07)	$0.01

Dividends declared per share		$0.07	$-

Psychemedics Corporation Consolidated Balance Sheets (in thousands, except par value) (UNAUDITED)

	March 31,	December 31,
	2023	2022
ASSETS
Current Assets:
Cash	$4,380	$4,750
Accounts receivable, net of allowance for doubtful accounts	4,058	3,739
Prepaid expenses and other current assets	1,088	1,136
Income tax receivable	9	339
Total Current Assets	9,535	9,964

Fixed assets, net of accumulated amortization and depreciation	4,150	4,573
Other assets	840	823
Net deferred tax assets	850	691
Operating lease right-of-use assets	2,532	2,681
Total Assets	$17,907	$18,732

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$785	$448
Accrued expenses	3,632	3,939
Current portion of long-term debt	297	294
Current portion of operating lease liabilities	1,076	1,037
Total Current Liabilities	5,790	5,718

Long-term debt	230	305
Long-term portion of operating lease liabilities	1,721	1,938
Total Liabilities	7,741	7,961

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized; 6,354 and 6,349 shares issued and 5,686 and 5,681 shares outstanding, respectively	32	32
Additional paid-in capital	34,452	34,275
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(12,602)	(11,820)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders' Equity	10,166	10,771

Total Liabilities and Shareholders' Equity	$17,907	$18,732